JKHY Q2 Fiscal 2017 Revenue Increases 5%
February 7, 2017

Jack Henry & Associates, Inc.	Analyst & IR Contact:	Kevin D. Williams
663 Highway 60, P.O. Box 807		Chief Financial Officer
Monett, MO 65708		(417) 235-6652

FOR IMMEDIATE RELEASE

JACK HENRY & ASSOCIATES ENDS SECOND QUARTER
FISCAL 2017 WITH 5% INCREASE IN REVENUE

Monett, MO, February 7, 2017 - Jack Henry & Associates, Inc. (NASDAQ: JKHY), a leading provider of technology solutions and payment processing services primarily for the financial services industry, today announced second quarter fiscal 2017 results.
Revenue for the quarter ended December 31, 2016 increased to $348.6 million, a 5% increase over the second quarter of fiscal 2016. Gross profit also increased 6% to $150.4 million and income before income taxes increased 5% to $88.5 million. A higher effective tax rate for the quarter caused net income to decrease 1% to $58.8 million, or $0.75 per diluted share.
According to David Foss, President and CEO, “We are pleased to report another record second quarter of revenue and operating income growth, both in line with our previous guidance.  Our combined sales teams had another solid quarter in Q2 and they're off to a good start in Q3.  I’d like to thank all of our associates, customers and partners who participated in celebrating our 40th anniversary throughout 2016.  We concluded those celebrations in November when we rang the opening bell at NASDAQ."
Operating Results
Revenue, cost of sales, and gross profit results for the quarter were as follows:

Revenue, Cost of Sales, and Gross Profit (Unaudited)
(In Thousands)	Three Months Ended December 31,		% Change	Six Months Ended December 31,		% Change
	2016	2015		2016	2015
Revenue
License	$849	$634	34%	$1,543	$2,237	(31)%
Percentage of Total Revenue	<1%	<1%		<1%	<1%
Support and Service	337,515	320,219	5%	670,561	627,966	7%
Percentage of Total Revenue	97%	96%		97%	96%
Hardware	10,189	12,019	(15)%	21,477	24,287	(12)%
Percentage of Total Revenue	3%	4%		3%	4%
Total Revenue	348,553	332,872	5%	693,581	654,490	6%

Cost of Sales
Cost of License	59	498	(88)%	311	680	(54)%
Cost of Support and Service	191,269	181,989	5%	377,161	356,703	6%
Cost of Hardware	6,818	7,958	(14)%	15,436	16,726	(8)%
Total Cost of Sales	198,146	190,445	4%	392,908	374,109	5%

Gross Profit
License Gross Profit	790	136	481%	1,232	1,557	(21)%
License Gross Profit Margin	93%	21%		80%	70%
Support and Service Gross Profit	146,246	138,230	6%	293,400	271,263	8%
Support and Service Gross Profit Margin	43%	43%		44%	43%
Hardware Gross Profit	3,371	4,061	(17)%	6,041	7,561	(20)%
Hardware Gross Profit Margin	33%	34%		28%	31%
Total Gross Profit	$150,407	$142,427	6%	$300,673	$280,381	7%
Gross Profit Margin	43%	43%		43%	43%

•
Second quarter fiscal 2016 included revenue of $8.3 million from Alogent, which was sold in the fourth quarter of fiscal 2016. Excluding Alogent from the prior year, revenues increased 7% and gross profit increased 9%.

JKHY Q2 Fiscal 2017 Revenue Increases 5%
February 7, 2017

•	The six months ended December 31, 2015 included revenue of $14.7 million from Alogent. Excluding that headwind, revenue grew 8% and gross profit increased 10%.

•
For the second quarter of fiscal 2017, the bank systems and services segment revenue increased 8% to $260.6 million with a gross margin of 41% from $241.0 million with a gross margin of 41% in the same quarter last year. Excluding Alogent from the second quarter of fiscal 2016, bank systems and services segment revenue increased 12% for the quarter.  The credit union systems and services segment revenue decreased 4% to $88.0 million, primarily due to decreased deconversion fees compared to last year's second quarter, with a gross margin of 50% for the second quarter of fiscal 2017 from $91.8 million and a gross margin of 49% in the same period a year ago.

•
For the six months ended December 31, 2016, bank systems and services segment revenue increased 9% to $518.4 million with a gross margin of 42% from $477.7 million with a gross margin of 41% for the same six months of fiscal 2016. Excluding Alogent revenue from the prior year period, bank systems and services revenue increased 12%. Credit union systems and services segment revenue decreased 1% to $175.2 million with a gross margin of 48% for the year-to-date period, compared to revenue of $176.7 million with a gross margin of 49% for the six months ended December 31, 2015.

Operating Expenses and Operating Income
Operating income increased 5% to $88.6 million, or 25% of second quarter fiscal 2017 revenue, compared to $84.8 million, or 25% of revenue in the second quarter of fiscal 2016. Year-to-date operating income increased 9% to $180.0 million, which was 26% of year-to-date revenue, compared to $165.3 million, or 25% of revenue in the six months ended December 31, 2015.

(Unaudited, In Thousands)	Three Months Ended December 31,		% Change	Six Months Ended December 31,		% Change
	2016	2015		2016	2015
Selling and Marketing	$21,903	$22,231	(1)%	$44,030	$43,982	—%
Percentage of Total Revenue	6%	7%		6%	7%
Research and Development	20,873	18,862	11%	40,611	37,416	9%
Percentage of Total Revenue	6%	6%		6%	6%
General and Administrative	19,025	16,547	15%	36,008	33,659	7%
Percentage of Total Revenue	5%	5%		5%	5%
Total Operating Expenses	61,801	57,640	7%	120,649	115,057	5%
Operating Income	$88,606	$84,787	5%	$180,024	$165,324	9%
Operating Margin	25%	25%		26%	25%

•	The increases in research and development costs and general and administrative costs are mostly due to increased salaries and personnel costs.
Net Income
Second quarter net income totaled $58.8 million, or $0.75 per diluted share, compared to $59.3 million, or $0.74 per diluted share in the second quarter of fiscal 2016, for a decrease in net income of 1% and an increase in diluted earnings per share of 1%.
Net income for the six months ended December 31, 2016 increased 9% to $121.1 million, or $1.54 per diluted share, compared to $110.7 million or $1.38 per diluted share in the same period of fiscal 2016.

(Unaudited, In Thousands, Except Per Share Data)	Three Months Ended December 31,		% Change	Six Months Ended December 31,		% Change
	2016	2015		2016	2015
Income Before Income Taxes	$88,482	$84,602	5%	$179,865	$165,032	9%
Provision for Income Taxes	29,668	25,254	17%	58,807	54,318	8%
Net Income	$58,814	$59,348	(1)%	$121,058	$110,714	9%
Diluted earnings per share	$0.75	$0.74	1%	$1.54	$1.38	12%

•
Provision for income taxes increased in the second quarter, with an effective tax rate at 33.5% of income before income taxes, compared to 29.9% for the same quarter of the prior year. The second quarter rate for fiscal 2016 was lowered by the recognition of a tax benefit from the retroactive extension of the federal Research and Experimentation Credit ("R&E Credit").

•	For the year-to-date period, the effective tax rate decreased to 32.7% of income before income taxes from 32.9% for the six months ending December 31, 2015.

JKHY Q2 Fiscal 2017 Revenue Increases 5%
February 7, 2017

•	The adoption of ASU 2016-09 (Improvements to Employee Share-Based Payment Accounting) resulted in an increase in diluted earnings per share of $0.03 for the six months ended December 31, 2016.
According to Kevin Williams, CFO, “Adjusting for the net decrease in deconversion fees in the quarter compared to last year, plus the impact of Alogent, our revenue growth would have been slightly above 8%. Also, adjusting for both of these our operating income would have increased 10% and adjusting for the significant change in the effective tax rate our net income would have also grown 10% for the quarter compared to last year. We still have two more quarters of Alogent revenue to grow over (Q’3 $7,657 and Q’4 $6,089).”

Balance Sheet and Cash Flow Review

•	At December 31, 2016, cash and cash equivalents increased to $64.2 million from $55.1 million at December 31, 2015.

•	Trade receivables totaled $146.3 million at December 31, 2016 compared to $147.1 million at December 31, 2015.

•	Current and long term debt totaled $50.0 million at December 31, 2016, a decrease from $100.3 million a year ago.

•	Total deferred revenue decreased to $407.4 million at December 31, 2016, compared to $440.1 million a year ago.

•	Stockholders' equity increased to $971.4 million at December 31, 2016, compared to $912.5 million a year ago.
Cash provided by operations totaled $163.9 million in the second quarter of fiscal 2017 compared to $147.3 million last year. The following table summarizes net cash (in thousands) from operating activities:

(Unaudited, In Thousands)	Six Months Ended December 31,
	2016	2015
Net income	$121,058	$110,714
Depreciation	24,892	25,973
Amortization	44,568	37,012
Other non-cash expenses	13,646	11,089
Change in receivables	107,667	98,487
Change in deferred revenue	(113,612)	(92,911)
Change in other assets and liabilities	(34,352)	(43,084)
Net cash provided by operating activities	$163,867	$147,280

Cash used in investing activities for the second quarter of fiscal 2017 totaled $69.7 million, compared to $93.1 million for the same period in fiscal 2016 and included the following:

(Unaudited, In Thousands)	Six Months Ended December 31,
	2016	2015
Payment for acquisitions, net of cash acquired	$—	$(8,275)
Capital expenditures	(17,405)	(31,506)
Proceeds from the sale of assets	830	2,747
Internal use software	(11,455)	(8,183)
Computer software developed	(41,673)	(47,903)
Net cash from investing activities	$(69,703)	$(93,120)

•	The $17.4 million in capital expenditures was mainly for the purchase of computer equipment.

Financing activities used cash of $100.3 million in the second quarter of fiscal 2017 and $147.3 million in the same period of fiscal 2016.

JKHY Q2 Fiscal 2017 Revenue Increases 5%
February 7, 2017

(Unaudited, In Thousands)	Six Months Ended December 31,
	2016	2015
Borrowings on credit facilities	$50,000	$100,000
Repayments on credit facilities	(200)	(52,374)
Purchase of treasury stock	(103,885)	(155,122)
Dividends paid	(43,582)	(39,972)
Net cash from issuance of stock and tax related to stock-based compensation	(2,619)	121
Net cash from financing activities	$(100,286)	$(147,347)

Quarterly Conference Call
The company will hold a conference call on February 8, 2017; at 7:45 a.m. Central Time and investors are invited to listen at www.jackhenry.com.
About Jack Henry & Associates
Jack Henry & Associates, Inc. (NASDAQ: JKHY) is a leading provider of technology solutions and payment processing services primarily for the financial services industry. Its solutions serve more than 10,000 customers nationwide, and are marketed and supported through three primary brands. Jack Henry Banking® supports banks ranging from community banks to multi-billion dollar institutions with information processing solutions.  Symitar® is the leading provider of information processing solutions for credit unions of all sizes. ProfitStars® provides highly specialized products and services that enable financial institutions of every asset size and charter, and diverse corporate entities to mitigate and control risks, optimize revenue and growth opportunities, and contain costs.  Additional information is available at www.jackhenry.com.
Statements made in this news release that are not historical facts are forward-looking information. Actual results may differ materially from those projected in any forward-looking information. Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated by any forward-looking information. Additional information on these and other factors, which could affect the Company's financial results, are included in its Securities and Exchange Commission (SEC) filings on Form 10-K, and potential investors should review these statements. Finally, there may be other factors not mentioned above or included in the Company's SEC filings that may cause actual results to differ materially from any forward-looking information.

JKHY Q2 Fiscal 2017 Revenue Increases 5%
February 7, 2017

Condensed Consolidated Statements of Income (Unaudited)
(In Thousands, Except Per Share Data)	Three Months Ended December 31,		% Change	Six Months Ended December 31,		% Change
	2016	2015		2016	2015
REVENUE
License	$849	$634	34%	$1,543	$2,237	(31)%
Support and service	337,515	320,219	5%	670,561	627,966	7%
Hardware	10,189	12,019	(15)%	21,477	24,287	(12)%
Total	348,553	332,872	5%	693,581	654,490	6%
COST OF SALES
Cost of license	59	498	(88)%	311	680	(54)%
Cost of support and service	191,269	181,989	5%	377,161	356,703	6%
Cost of hardware	6,818	7,958	(14)%	15,436	16,726	(8)%
Total	198,146	190,445	4%	392,908	374,109	5%
GROSS PROFIT	150,407	142,427	6%	300,673	280,381	7%
Gross Profit Margin	43%	43%		43%	43%
OPERATING EXPENSES
Selling and marketing	21,903	22,231	(1)%	44,030	43,982	—%
Research and development	20,873	18,862	11%	40,611	37,416	9%
General and administrative	19,025	16,547	15%	36,008	33,659	7%
Total	61,801	57,640	7%	120,649	115,057	5%
OPERATING INCOME	88,606	84,787	5%	180,024	165,324	9%
INTEREST INCOME (EXPENSE)
Interest income	60	91	(34)%	167	204	(18)%
Interest expense	(184)	(276)	(33)%	(326)	(496)	(34)%
Total	(124)	(185)	(33)%	(159)	(292)	(46)%
INCOME BEFORE INCOME TAXES	88,482	84,602	5%	179,865	165,032	9%
PROVISION FOR INCOME TAXES	29,668	25,254	17%	58,807	54,318	8%
NET INCOME	$58,814	$59,348	(1)%	$121,058	$110,714	9%
Diluted net income per share	$0.75	$0.74		$1.54	$1.38
Diluted weighted average shares outstanding	78,180	79,770		78,512	80,252

Consolidated Balance Sheet Highlights (Unaudited)
(In Thousands)				December 31,		% Change
				2016	2015
Cash and cash equivalents				$64,188	$55,126	16%
Receivables				146,256	147,091	(1)%
Total assets				1,718,095	1,708,865	1%

Accounts payable and accrued expenses				$83,418	$80,122	4%
Current and long term debt				50,000	100,323	(50)%
Deferred revenue				407,441	440,145	(7)%
Stockholders' equity				971,412	912,474	6%